UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

December 26, 2007

Date of Report (Date of earliest event reported)

LAWSON PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10546	36-2229304

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1666 East Touhy Avenue, Des Plaines, Illinois	60018

(Address of principal executive offices)	(Zip Code)

(847) 827-9666

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 26, 2007, Lawson Products, Inc. (the “Company”) entered into its Seventh Modification of Loan Documents (the “Seventh Modification”) with LaSalle Bank National Association to modify the Company’s Credit Agreement dated as of March 27, 2001, as amended (the “Credit Agreement”). The Seventh Modification provides that severance payments made to former management executives accrued by the Company in fiscal year 2007 totaling approximately $11,071,000 shall not be classified as a reduction to EBITDA for purposes of calculating the fixed charge coverage and debt to EBITDA financial covenant ratios. Under the Credit Agreement, the Company is obligated to maintain a fixed charge coverage ratio of (a) total EBITDA (as defined in Section 1.1 of the Credit Agreement) minus capital expenditures to (b) the sum of interest charges, principal payments on liabilities, dividends and income taxes paid in cash by the Company, of not less than 1.10 to 1.00. The Company is also obligated to maintain a ratio of debt to EBITDA of not greater than 3.0 to 1.0. The Company has not breached any of the financial covenants as provided for in the Credit Agreement.

The fixed charge coverage and debt to EBITDA ratios are tested at the end of each fiscal quarter measuring the past four fiscal quarters (i.e., the one year period encompassing the last fiscal quarter and the previous three fiscal quarters then elapsed). Once the fiscal quarters for fiscal year 2007 have ceased being a part of the calculation of the financial covenant ratios, the modification to calculating EBITDA shall no longer be in effect. Certain definitions contained in the Credit Agreement were also amended.

The following summary of the Seventh Modification is qualified in its entirety by the Seventh Modification, which is attached to this Form 8-K as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Seventh Modification of Loan Documents, dated December 26, 2007, by and among the Company and LaSalle Bank National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAWSON PRODUCTS, INC.
(Registrant)

Dated: January 2, 2008	By:	/s/ Neil E. Jenkins

Name: Neil E. Jenkins
Title: Executive Vice President, General Counsel and Secretary